Exhibit 99.1

Elite Pharmaceuticals, Inc. Announces First Shipment of Product from New Facility and Packaging Line

Northvale, NJ – March 3, 2025: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCQB: ELTP), a specialty pharmaceutical company developing niche generic products, announced today the shipment of its first lot of finished product from its new FDA-approved expanded campus.

The new facility, located at 144 Ludlow Avenue in Northvale, New Jersey, includes packaging, inventory and warehouse space. The new packaging line utilizes the latest technology, capable of producing approximately 120 bottles per minute. This expansion allows for the conversion of existing packaging space into additional manufacturing suites, significantly increases the Company’s current production capacity and positions the Company to meet its projected packaging demand for at least the next five years.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc., is a specialty pharmaceutical company that develops and distributes niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products, some of which are licensed to Prasco, LLC and TAGI Pharma. Elite operates a cGMP and DEA-registered facility for research, development, and manufacturing in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com